Exhibit 99.3

Cemtrex Announces Receipt of Nasdaq Listing Delinquency Letter and Has Subsequently Regained Compliance

Brooklyn, NY – January 25, 2021 — Cemtrex Inc. (NASDAQ: CETX, CETXP, CETXW), a technology company driving innovation in Internet of Things (IoT), security, machine vision & artificial intelligence, and augmented & virtual reality, announced today that it received a letter from Listing Qualification Department of Nasdaq January 19, 2022, Cemtrex, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company had not yet filed its Form 10-K for the period ended September 30, 2021, the Company no longer complies with Nasdaq’s Listing Rules 5250(c)(1) “Obligation to File Periodic Financial Reports” for continued listing.

The notification letter also disclosed that Nasdaq may provide the Company a cure period in order to regain compliance as follows:

● 60 calendar days to submit a plan to regain compliance and;

● if the plan is accepted your plan, will be granted an exception of up to 180 calendar days from the Filing’s due date, or until July 12, 2022, to regain compliance.

The Company filed its Form 10-K on January 21, 2022 and was notified by Nasdaq on January 24th, 2022 that the Company has regained compliance. Per Nasdaq’s rules the Company is required to make a disclosure about the receipt of the delinquency letter.

About Cemtrex

Cemtrex, Inc. (CETX) is a leading multi-industry technology company that is driving innovation in markets such as Internet of Things (IoT), Augmented and Virtual Reality (AR & VR), and Artificial Intelligence and Computer Vision (AI & CV) in a wide range of sectors, including consumer products, industrial manufacturing, digital applications, and intelligent security & surveillance systems.

www.cemtrex.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering, gross proceeds from the offering, our new product offerings, expected use of proceeds, or any proposed fundraising activities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. These risks and uncertainties are discussed under the heading “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Investor Relations

Chris Tyson

Executive Vice President – MZ North America

Direct: 949-491-8235

CETX@mzgroup.us

www.mzgroup.us